Bank of America 100 North Tryon Street Charlotte, NC 28255 Tel 704.386.5000

Pricing Supplement No. 0314 dated February 12, 2004 (To Prospectus dated August 20, 2002 and Prospectus Supplement dated August 20, 2002)	Rule 424(b)(2) File Number 333-97197

Senior Medium-Term Notes, Series J

Principal Amount:	Banc of America Securities LLC Blaylock & Partners, L.P. The Williams Capital Group, L.P. Total	$124,997,500.00 $ 1,250,000.00 $ 1,250,000.00 $125,000,000.00

This medium-term note bears the same terms and makes up a single issue with our medium-term note issued on January 29, 2004. As a result, the outstanding principal amount of medium-term notes of this issue is $300,000,000. The notes will accrue interest from January 29, 2004, quarterly, in arrears.
Issue Price: Commission or Discount: Proceeds to Corporation: Accrued Interest: Net Proceeds:
100.000%     0.001%  99.999%
$125,000,000.00 $ 1,250.00 $124,998,750.00 $ 83,784.72 $125,082,534.72

Agents:	Banc of America Securities LLC, Blaylock & Partners, L.P., The Williams Capital Group, L.P., as agents
Date of Sale: (The notes bear a January 29, 2004 interest date.)	February 17, 2004
Stated Maturity Date:	February 17, 2009
Cusip #:	06050 MCZ8
Form:	Book entry only
Interest Rate:	Floating
Daycount Convention:	Actual/360
Base rate:	LIBOR Telerate Page 3750
Index Maturity:	90 days
Spread:	+ 15.0 bps
Initial Interest Rate:	1.27%
Interest Reset Period:	Quarterly, commencing on May 17, 2004
Interest Reset Dates:	February 17, May 17, August 17, and November 17 of each year
Interest Determination Date:	Two London business days prior to the Interest Reset Date
Interest Payment Dates:	February 17, May 17, August 17, and November 17 of each year, commencing May 17, 2004
May the Notes be redeemed by the Corporation prior to maturity?	No
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May the Notes be repaid prior to maturity at the option of the holder?	No
Discount Note?	No